THE MARYJANE GROUP, INC. 8-K

Exhibit 10.03

LEASE AND SERVICE AGREEMENT

THIS AGREEMENT OF LEASE for a specific use, is made this 10th day of March, 2016, by and between Collins Ranch, LLC, (A Colorado Limited liability company), Owner (hereinafter called “Landlord”) and The MaryJane Group, Inc. (A Nevada Corporation) (hereinafter called “Tenant”).

For their mutual benefit and consideration, the parties hereto agree as follows:

1.

Premises. Landlord hereby leases to Tenant the following described premises, situate in the County of Grand, State of Colorado, to-wit:

Address:13206 CR 3, Parshall, CO 80468 known as and operated as the Aspen Canyon Ranch situated on approximately 414 acres of private land located in Grand County, Colorado Aspen Canyon Ranch (the “Ranch”) public/guest areas consist of, Guest cabins (Trout , Elk and Deer), Guest house known as the “River House.” Guest house known as the “Cliff House,” (each of which is more fully described below in Section 3 hereof, the,Main Lodge (Excluding office area and kitchen) and all outdoor area comprising the Ranch . Note: specific access to kitchen area will be permitted for guests

2.

Term. The term of this Lease shall begin on the 1st day of July, 2016 and shall continue for the following rental periods set forth below:

July 1, 2016 - July 12, 2016

July 19, 2016-September 30, 2016

For a total of 85 rentable dates.

3.

Specific Use and Occupancy. The property is leased for a maximum occupancy of (56 guests ) to Tenant, its guests and invitees to be used specifically for Guest Ranch lodging and accommodations. Landlord agrees that Tenant may permit the use of marijuana by Guests and their visitors on premises in designated areas, provided Tenant requires all guests/invitees to sign the applicable waiver of liability. Any other use must be approved by Landlord in writing.

Occupancy breakdown for lodging:

Cliff House: Sleeps 11 - 1 King, 2 Queens, 1 Captain Bunk, 1 Twin, 1 oversized Twin Futon.

River House: Sleeps 9: 2 Queens, 1 Queen Sofa Sleeper, 1 Twin Sofa Sleeper, 1 Full Futon.

Trout 1: Sleeps 2 - 1 Queen

Trout 2: Sleeps 3 - 1 Queen, 1 Twin Sofa Sleeper

Trout 3: Sleeps 4 - 1 Twin, 1 Twin Bunk Bed, 1 Twin Loft

Trout 4: Sleeps 4: 1 Captain Bunk, 1 Twin Loft

Elk 1: Sleeps 3 - 1 Queen, 1 Twin Sofa Sleeper

Elk 2: Sleeps 3 - 1 Queen, 1 Twin Sofa Sleeper

Elk 3: Sleeps 4 - 1 Queen, 1 Twin Sofa Sleeper, 1 Twin Loft

Elk 4: Sleeps 4 - 1 Captain Bunk, 1 Twin Loft

Deer 1: Sleeps 2 - 1 Queen

Deer 2: Sleeps 2 - 1 Queen

Deer 3: Sleeps 3 - 1 Queen, 1 Twin Sofa Sleeper

Deer 4: Sleeps 2 - 1 Queen

4.

Rent.

a.

The total rent for the property, inclusive of all applicable lodging tax is $215,628, payable on the day of each month of the term in the following installments:

1.

March 9th 2016 : $25,000,

2.

April 15th, 2016: $25,000,

3.

May 15th 2016: $25,000,

4.

June 15th 2016: $25,000,

5.

July 15th 2016 $25,000,

6.

August 15th 2016 $90,628

b.

Any installment of rent accruing under the provisions of this Lease which shall not be paid when due shall be subject to a $100 Dollar per day late charge plus interest at 18% per annum thereafter until paid.

4.

Landlord Services. Landlord shall provide the necessary accommodations and services for up to 56 guests, including but not limited to: check in/out services, linens, housekeeping, daily breakfast service, typical guest ranch services.

5.

Waste, Nuisance or Unlawful Use. Tenant agrees that he will not commit waste on the premises, or maintain or permit to be maintained a nuisance thereon, or use or permit the premises to be used in an unlawful manner.

6.

Alterations. It is agreed that Tenant will not make or permit to be made, any alterations, additions, improvements or changes in the premises without, in each case, first obtaining the written consent of Landlord. A consent to a particular alteration, addition, improvement or change shall not be deemed a consent to or a waiver of restrictions against alterations, additions, improvements or changes for the future.

7.

Destruction of Premises and Eminent Domain. If the premises are substantially destroyed by fire or taken by eminent domain, either party may terminate this Lease without liability for the remainder of the term. A condemnation award shall belong exclusively to Landlord.

8.

Insurance. On or before July 1, 2016, Tenant shall have the Leased Premises and their contents insured under a normal “Renter’s Insurance Policy,” including but not limited to coverage for all hazards and risks and at least $300,000 liability insurance.  Landlord shall be named as an additional insured on Tenant’s Insurance policies to the extent possible and Tenant agrees to provide a “Declaration page” on or before July 1, 2016. Landlord shall cause Tenant to be named on it’s general liability policy in place on July 1, 2016. Landlord shall provide Tenant with policy information and a “Declaration page” of such insurance on or before July 1, 2016.

9.

Default by Tenant. The occurrence of anyone or more of the following events shall constitute a default and breach of this Lease by Tenant.

a.

The failure by Tenant to make any payment of rent required to be made by Tenant when due.

b.

The failure of Tenant through its guests and invitees, to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant, other than the payment of rent, where such failure shall continue for a period of l0 days after written notice thereof is given by Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than l0 days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said l0-day period and thereafter diligently prosecutes such cure to completion.

10.

Remedies in Default. In the event of any default or breach by Tenant, Landlord, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of a right or remedy which Landlord may have by reason of such default or breach, may proceed in accordance with any or all of the following:

a.

Landlord may continue this Lease in full force and effect and shall have the right to collect rent when due, plus attorney’s fees and costs incurred by Landlord in the collection of rent from Tenant.

b.

Landlord may deny Tenant, its guests and invitees access to the Ranch.

c.

Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of Colorado.

11.

Default by Landlord. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a “reasonable time”, but in no event later than 14 days after written notice by Tenant to Landlord, specifying wherein Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord’s obligation is such that more than 14 days are required for performance, then Landlord shall not be in default if Landlord commences performance within a “reasonable time” and thereafter diligently prosecutes the same to completion.

12.

Written Notification. Each party agrees to forward promptly and immediately to the other party any written notice received or prepared by any party with an interest in this Lease which may affect the interest of the other party under this Lease. Notices shall be sent to the parties at the following addresses:

a.

Landlord: Collins Ranch, LLC

c/o Scott Sussman, P.C.

PO Box 1476

Frisco, CO 80443

sussmanpc@gmail.com

b.

Tenant: The MaryJane Group Inc.

910 16th Street, Suite 412

Denver, Colorado 80202

c/o Joel C. Schneider, CEO

Joel@themaryjanegrp.com

13.

Amendment or Modification. No amendment or modification of this Lease shall be valid or binding unless expressed in writing and executed by the parties hereto in the same manner as the execution of this Lease.

14.

Whole Agreement. This Lease, together with any written agreements which have been executed simultaneously herewith, contains the entire understanding and agreement of the parties in reference to occupancy by Tenant of the demised premises. There are no oral understandings, expressed or implied, not contained in this Lease or other simultaneous writings heretofore referred to. All understandings, terms or conditions relating to occupancy of the demised premises pursuant to the terms of this Lease are deemed merged in this Lease.

15.

Additional Services. The following services are not part of this Agreement, food service for lunch and dinner, on site paid Activities and Rentals, transportation services,

16.

Choice of Law. This Lease shall be governed by the laws of the State of Colorado.

17.

Waiver of Breach. No waiver of any breach or breaches of any provision of this Lease shall be construed to be a waiver of any preceding or succeeding breach of such provision or of any other provision hereof.

18.

Attorney’s Fees. In the event of any dispute or litigation brought by either party to this lease to enforce his rights hereunder, the prevailing party shall be entitled to recover his reasonable attorney’s fees and costs, in addition to any other amounts to which he might be entitled.

IN WITNESS WHEREOF, the parties hereto have executed this Lease and Service Agreement on the day and year first above written.

LANDLORD:	TENANT:

COLLINS RANCH, LLC	The Mary Jane Group, Inc.

/s/ Ryan Colllins	/s/ Joel Schneider
By: Ryan Collins, Manager	By: Joel Schneider, CEO and President